Exhibit 10.1

SEITEL CANADA HOLDINGS, INC.
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PULSE SEISMIC INC.

SHARE PURCHASE AGREEMENT
DATED JANUARY 15, 2019

TABLE OF CONTENTS
Page

ARTICLE 1 PURCHASE OF SHARES

1.1	Purchase and Sale......................................................................................................	1
1.2	Closing........................................................................................................................	1
1.3	Deliveries of the Vendor..............................................................................................	1
1.4	Deliveries of the Purchaser.........................................................................................	2
1.5	Amount of Purchase Price..........................................................................................	2
1.6	Estimated Purchase Price...........................................................................................	2
1.7	Preparation of Closing Balance Sheet and Determination of Closing Working Capital..........................................................................................................................	2
1.8	Acceptance or Dispute of the Closing Balance Sheet and the Closing Working Capital..........................................................................................................................	3
1.9	Post-Closing Adjustments...........................................................................................	4
1.10	Payment of Purchase Price........................................................................................	5
1.11	A/R Cash Adjustment..................................................................................................	5
1.12	Cash Resale Adjustment.............................................................................................	6

ARTICLE 2 REPRESENTATIONS AND WARRANTIES

2.1	Representations and Warranties of the Vendor..........................................................	7
2.2	Representations and Warranties of the Purchaser.....................................................	17
2.3	Commissions...............................................................................................................	19
2.4	No Additional Representations or Warranties.............................................................	19

ARTICLE 3 SURVIVAL AND INDEMNIFICATION

3.1	Survival.......................................................................................................................	20
3.2	Indemnity by the Vendor.............................................................................................	20
3.4	Claim Notice................................................................................................................	21
3.5	Monetary Limitations...................................................................................................	21
3.6	Certain Additional Matters...........................................................................................	22
3.7	Direct Claims...............................................................................................................	23
3.8	Third Party Claims......................................................................................................	23
3.9	Manner of Payment.....................................................................................................	23
3.10	Exclusive Remedy.......................................................................................................	24

ARTICLE 4 COVENANTS

4.1	Preparation of Tax Returns.........................................................................................	25
4.2	Audit of the Corporation..............................................................................................	25
4.3	Director and Officer Liability........................................................................................	26
4.4	Access to Books and Records....................................................................................	27
4.5	Conflicts......................................................................................................................	27

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TABLE OF CONTENTS
(continued)
Page

4.6	Use of Name...............................................................................................................	27
4.7	Tax Refunds................................................................................................................	28
4.8	Releases.....................................................................................................................	28
4.9	Bonuses; Severance...................................................................................................	28
4.10	Corporation Liabilities.................................................................................................	29

ARTICLE 5 GENERAL

5.1	Actions on Non-Business Days...................................................................................	29
5.2	Currency and Payment Obligations............................................................................	29
5.3	Calculation of Time.....................................................................................................	30
5.4	Schedules and Exhibits...............................................................................................	30
5.5	Expenses....................................................................................................................	30
5.6	Public Announcements...............................................................................................	31
5.7	Notices.............................................................................................................................	31
5.8	Time of Essence.........................................................................................................	32
5.9	Further Assurances.....................................................................................................	32
5.10	Entire Agreement........................................................................................................	32
5.11	Amendment.................................................................................................................	32
5.12	Waiver..........................................................................................................................	32
5.13	Severability......................................................................................................................	33
5.14	Governing Law Jurisdiction.........................................................................................	33
5.15	Successors and Assigns; Assignment........................................................................	33
5.16	Third Party Beneficiaries.............................................................................................	33
5.17	Counterparts...............................................................................................................	33
5.18	Specific Performance..................................................................................................	34
5.19	Non-Recourse.............................................................................................................	34
5.20	Non-Competition.........................................................................................................	34

SCHEDULE 1.0
DEFINITIONS
SCHEDULE 2.0
ADDITIONAL RULES OF INTERPRETATION.

ii

SHARE PURCHASE AGREEMENT
This Share Purchase Agreement dated January 15, 2019 is made
B E T W E E N
Seitel Canada Holdings, Inc. (the “Vendor”)
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Pulse Seismic Inc. (the “Purchaser”)
RECITALS
A.    The Vendor is the registered and beneficial owner of the Shares;
B.    The Purchaser is willing to purchase and the Vendor is willing to sell the Shares on and subject to the terms and conditions contained in this Agreement;
C.    Certain defined terms used in, and other clauses pertaining to the interpretation of, this Agreement are set out in Schedule 1.0;
D.    Simultaneously with the execution of this Agreement, the Vendor and/or Affiliate(s) of the Vendor and the Corporation are executing the transition services agreement attached hereto as Exhibit A (the “Transition Services Agreement”); and
E.    Simultaneously with the execution of this Agreement, the Purchaser, the Vendor and the Escrow Agent are executing the escrow agreement attached hereto as Exhibit B (the “Escrow Agreement”), pursuant to which an escrow account (the “Escrow Account”) shall have been established pursuant to the terms and conditions thereof.
For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each Party, the Parties agree as follows.
Article I
PURCHASE OF SHARES
1.1    Purchase and Sale. At the Closing Time, on and subject to the terms and conditions of this Agreement, the Vendor hereby sells to the Purchaser, and the Purchaser hereby purchases from the Vendor, the Shares.
1.2    Closing. The Closing shall take place at 10:00 AM Eastern Time on the date hereof (the “Closing Time”) by telephone conference and electronic exchange of documents (or, if the Parties mutually agree in writing to hold a physical closing, at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654), or on such other date and at such other time as may be mutually agreed upon by the Parties in writing.
1.3    Deliveries of the Vendor. At the Closing, the Vendor shall deliver:
(1)    Shares. The Shares to the Purchaser, together with any certificates representing the Shares and any customary and duly executed instrument of transfer (e.g., “stock powers”);

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(2)    Books and Records. Possession of the Books and Records of the Corporation at the offices and facilities of the Corporation and access to such offices and facilities;
(3)    Resignations. The resignation of each officer and director of the Corporation listed on Schedule 1.3(3); and
(4)    Data. A copy of the Seismic Data delivered in the format in which it is currently stored, using quality redundant storage appliances as a means of transfer.
1.4    Deliveries of the Purchaser. At the Closing, the Purchaser shall deliver:
(1)    Estimated Purchase Price and Escrow Amount. The Purchaser shall pay or direct to be paid the Estimated Purchase Price and the Escrow Amount in the manner provided in Section 1.10.
1.5    Amount of Purchase Price. The aggregate price payable by the Purchaser to the Vendor for the Shares is $53,600,000 (the “Purchase Price”), subject to adjustment as set forth herein.
1.6    Estimated Purchase Price.
(1)    Estimated Working Capital. No later than three (3) Business Days prior to the Closing Date, the Vendor provided to the Purchaser an estimate of the Working Capital as at the open of business on the Closing Date, based on the Corporation’s Books and Records and other information available at the Closing Date and calculated in a manner consistent with the manner in which the Closing Working Capital is to be determined under Section 1.7(1) (the “Estimated Working Capital”).
(2)    Expected Working Capital. The Purchase Price will be adjusted as follows:

(a)	if the Estimated Working Capital is more than $(415,000) (the “Expected Working Capital”), the Purchase Price will be increased, dollar for dollar, by the amount of the difference; or

(b)	if the Estimated Working Capital is less than the Expected Working Capital, the Purchase Price will be decreased, dollar for dollar, by the amount of the difference, and the resulting amount in either case will be the “Estimated Purchase Price”.
1.7    Preparation of Closing Balance Sheet and Determination of Closing Working Capital.
(1)    Within sixty (60) days following the Closing Date, the Purchaser shall cause the Purchaser’s Auditor to prepare, at the Purchaser’s expense, and deliver to the Vendor:

(a)
the Closing Balance Sheet of the Corporation as at the open of business on the Closing Date, prepared in accordance with generally accepted accounting principles, applying the same significant accounting policies and practices as applied to the Annual Financial Statements (the “Transaction Accounting Principles”) (the “Closing Balance Sheet”); and

(b)	a calculation of Working Capital as at the open of business on the Closing Date, calculated in accordance with the Transaction Accounting Principles, including the

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use of the same line items and line item entries, set forth on and used in preparation of the Sample Calculation (the “Closing Working Capital”).
(2)    The Closing Working Capital (A) will be determined in accordance with the definitions set forth in this Agreement and using the Transaction Accounting Principles, and (B) (1) will not include any changes in assets or liabilities as a result of purchase accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated by this Agreement, (2) will be based on facts and circumstances as they exist as of the Closing and will exclude the effects of any act, decision, change in circumstances or event arising or occurring on or after the Closing and (3) will not include any reserve or accrual not reflected in the Sample Calculation. The parties agree that the purpose of preparing the Closing Balance Sheet and determining the Closing Working Capital is solely to accurately measure changes (if any) in the amounts of Working Capital from the Estimated Working Capital in order to determine the Post-Closing Adjustment Amount, and that such processes are not intended to permit the introduction of principles, policies, practices, procedures, methodologies, classifications, methods, conventions, assumptions, judgments or estimation techniques that are different from those used in the calculation of Estimated Working Capital (including any exclusions or deviations from GAAP and the methodology used by the Vendor with respect to accruals and reserves to prepare such estimates).
(3)    Following receipt of the Closing Balance Sheet and the calculation of the Closing Working Capital, the Vendor will have the Review Period to review them. During the Review Period, the Purchaser shall ensure that the Purchaser’s Auditor gives access, upon every reasonable request, to the Vendor and its Representatives, to the Books and Records and all working papers of the Purchaser and the Purchaser’s Auditor created in connection with the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital, to verify the accuracy, presentation and other matters relating to the preparation of the Closing Balance Sheet and the calculation of the Closing Working Capital, and to enable the Vendor to exercise its rights under Section 1.8.
(4)    The Purchaser and the Vendor shall each bear their own fees and expenses, including the fees and expenses of their respective Auditors, in preparing or reviewing, as the case may be, the Closing Balance Sheet and the calculation of the Closing Working Capital. If a dispute regarding the Closing Balance Sheet or the calculation of the Closing Working Capital is submitted for determination to the Independent Accountant under Section 1.8(2), the fees and expenses of the Parties and the Independent Accountant will be paid in accordance with Section 1.8(2).
1.8    Acceptance or Dispute of the Closing Balance Sheet and the Closing Working Capital
(1)    Following receipt of the Closing Balance Sheet and calculation of the Closing Working Capital as contemplated by Section 1.7, if the Vendor objects in good faith to any item on the Closing Balance Sheet or the calculation of the Closing Working Capital, the Vendor shall so notify the Purchaser by delivering a notice to that effect (the “Notice of Objection”) to the Purchaser prior to the end of the Review Period. The Notice of Objection must set out the reasons for the Vendor’s objection, the amount in dispute and reasonable details of the calculation of that amount. If the Vendor does not object to any item on the Closing Balance Sheet or the calculation of the Closing Working Capital, the Vendor may so notify the Purchaser by delivering a notice to that effect (the “Notice of Acceptance”). If the Vendor does not deliver a Notice of Objection or Notice of Acceptance to the Purchaser prior to the end of the Review Period, the Vendor will be deemed to have delivered a Notice of Acceptance to the Purchaser on the last day of the Review Period

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and the calculation of the Closing Working Capital will be deemed to be final and binding for the purposes of the adjustment referred to in Section 1.9 (for greater certainty, neither Party is required to pay or entitled to receive as a result the adjustments referred to in Section 1.9 by making a claim for Damages under Article 3).
(2)    If the Vendor delivers a Notice of Objection in accordance with Section 1.8(1), the Parties shall work expeditiously and in good faith to resolve all of the items in dispute set out in the Notice of Objection within 30 days following delivery of the Notice of Objection. Any items in dispute that are not resolved by the end of that 30 day period will be submitted by the Parties for determination to an independent accounting firm mutually agreed to by the Parties, or, if the Parties are unable to agree on the independent accounting firm within a further 10 day period, to Ernst & Young, LLC, or if that accounting firm is unable to act, to PricewaterhouseCoopers LLP. In making its determination, the selected accounting firm (the “Independent Accountant”) will act as expert and not as arbitrator, must only consider the items in dispute submitted to it, and must make reasonable efforts to determine the items in dispute within 30 days following the date of submission. The determination of the Independent Accountant will be final and binding upon the Parties and will not be subject to appeal, absent manifest error, and the Closing Working Capital as determined by the Independent Accountant will be final and binding for purposes of the adjustments referred to in Section 1.9 (for greater certainty, neither Party may appeal a determination made by the Independent Accountant or attempt to dispute, recover, duplicate or adjust any amount which that Party is required to pay or entitled to receive as a result of that determination or the adjustment referred to in Section 1.9 by making a claim for Damages under Article 3). The Purchaser and the Vendor shall each pay one half of the fees and expenses of the Independent Accountant, but shall each bear their own costs in presenting their respective cases to the Independent Accountant.
(3)    Notwithstanding Article 3, the procedures set out in this Section 1.8 for resolving disputes with respect to the Closing Balance Sheet and the calculation of the Closing Working Capital is the sole and exclusive method of resolving those disputes, absent manifest error. However, this Section 1.8 will not:

(a)	prohibit either Party from commencing litigation to compel specific performance of this Section 1.8 or to enforce the determination of the Independent Accountant; or

(b)
prohibit either Party from exercising its rights under Section 3.2 or 3.3, as the case may be, if the basis of the dispute could also entitle that Party to make a claim for Damages under Section 3.2(a) or Section 3.3(a), as the case may be, and

(c)	that claim is not discovered until after the delivery of the Closing Balance sheet under Section 1.7(1), and

(d)	that claim involves Fraud of the other Party.
1.9    Post-Closing Adjustments.
(1)    The Purchase Price will be adjusted as follows:

(a)
if the Closing Working Capital, as finally determined in accordance with Section 1.8, is more than the Estimated Working Capital, the Purchase Price will be increased, dollar for dollar, by the amount of the difference; or

(b)	if the Closing Working Capital, as finally determined in accordance with Section 1.8,

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is less than the Estimated Working Capital, the Purchase Price will be decreased, dollar for dollar, by the amount of the difference.
The amount by which the Closing Working Capital, as finally determined in accordance with Section 1.8, is more or less than the Estimated Working Capital, is referred to as the “Post-Closing Adjustment Amount”.
(2)    If the Closing Working Capital, as finally determined in accordance with Section 1.8, is more than the Estimated Working Capital, the Purchaser shall pay the Post-Closing Adjustment Amount together with interest on that amount as provided in Section 1.9(3) to the Vendor as an increase in the Purchase Price. If the Closing Working Capital, as finally determined in accordance with Section 1.8, is less than the Estimated Working Capital, the Vendor shall pay the Post-Closing Adjustment Amount together with interest on that amount as provided in Section 1.9(3) to the Purchaser as a decrease in the Purchase Price. The Purchaser or the Vendor, as the case may be, shall pay the Post-Closing Adjustment Amount together with interest on that amount as provided in this Section 1.9 on the Adjustment Date by wire transfer of immediately available funds to or to the order of the payee.
(3)    The Post-Closing Adjustment Amount will be paid together with interest on that amount calculated from the Closing Date to the date of payment at the Prime Rate plus 2%.
(4)    The Parties agree to treat any payment to this Section 1.9 as an adjustment to the Purchase Price for all Tax purposes, except as otherwise required by Applicable Law.
1.10    Payment of Purchase Price. The Purchase Price will be paid and satisfied, subject to adjustment in accordance with this Article 1, Section 3.6(5) and Section 4.7, as follows:
(1)    at the Closing Time, the Purchaser shall pay an amount equal to the Estimated Purchase Price, minus the Escrow Amount, by wire transfer of immediately available funds to or to the order of the Vendor,
(2)    at the Closing Time, the Purchaser shall pay, by wire transfer of immediately available funds, in trust, an amount in cash equal to $1,000,000 (the “Escrow Amount”) to the Escrow Agent, to be deposited into the Escrow Account and held in escrow and distributed in accordance with the provisions of the Escrow Agreement; and
(3)    on the Adjustment Date, the Purchaser or the Vendor, as the case may be, shall pay the Post-Closing Adjustment Amount, if any, in accordance with Section 1.9.
1.11    A/R Cash Adjustment.
(1)    From and after the Closing, the Purchaser shall pay to Vendor, as an increase to the Purchase Price, (i) any and all amounts of cash that the Corporation receives (“A/R Cash”) in respect of accounts receivable set forth on the A/R Schedule under the heading “Pre-LOI A/R” (the “Pre-LOI A/R” and the A/R Cash attributable thereto, the “Pre-LOI A/R Cash Amount”) and (ii) a portion of A/R Cash in respect of accounts receivable set forth on the A/R Schedule under the heading “Pre-Closing A/R” (the “Pre-Closing A/R” and the A/R Cash attributable thereto, the “Pre-Closing A/R Cash Amount”) in an amount equal to (a) the amounts attributable to reproduction and delivery services performed by an Affiliate of Vendor as set forth on each invoice of the Corporation’s customers (“Service Fees”) plus (b) 50% of Pre-Closing A/R Cash Amount in excess of the Services Fees (such amount in addition to the Service Fees and Pre-LOI A/R Cash Amount,

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the “A/R Cash Payment”).
(2)    From and after the Closing until all Pre-LOI A/R and Pre-Closing A/R has been collected, the Corporation shall (y) deliver to Vendor within five (5) Business Days after the end of each calendar month (each such month, an “A/R Period”) a statement (each, an “A/R Cash Statement”) setting forth in reasonable detail the Purchaser’s calculation of the A/R Cash Payment for the applicable A/R Period, and (z) pay by wire transfer of immediately available funds to, the account(s) designated in writing by the Vendor the A/R Cash Payment for such A/R Period. Following the delivery of each A/R Cash Statement, and during any period of dispute thereafter with respect to any A/R Cash Statement, the Corporation and the Purchaser will cooperate reasonably with the Vendor and its Representatives in the review of such A/R Cash Statement (including by furnishing on a timely basis information in connection with such review) and provide the Vendor and its Representatives access to the books, records, supporting data, facilities and personnel of the Purchaser and the Corporation’s accountants and other Representatives for purposes of their review of the A/R Cash Statements. The Purchaser agrees that following the Closing it will not, and it will cause the Corporation not to, take any actions with respect to the books, records, policies and procedures of the Corporation that would obstruct or prevent the preparation of the A/R Cash Statements or the calculation of the A/R Cash Payment, or the Vendor’s review of the foregoing as provided in this Section 1.11. Following the Closing, Purchaser shall, use commercially reasonable efforts to collect, and shall not delay or postpone the collection of, the accounts that contribute to the Pre-Closing A/R Cash Amount or agree or negotiate with any party to extend the payment date of any such account or discount any such account.
1.12    Cash Resale Adjustment.
(1)    From and after the Closing the Purchaser shall pay to the Vendor, as an increase to the Purchase Price, fifty percent (50%) of amounts attributable to Cash Resales (“Cash Resale Amount”) entered into during the calendar years 2019 (but after the Closing Date) and 2020 (the “Cash Resale Term”); provided, that the aggregate amount paid to the Vendor pursuant to this Section 1.12 shall not exceed $5,000,000.
(2)    From and after the Closing and until the end of the Cash Resale Term, the Corporation shall (y) deliver to the Vendor within two (2) Business Days after the end of each calendar quarter for the calendar years 2019 and 2020 (each such quarter, a “Cash Resale Period”) a statement (each, a “Cash Resale Statement”) setting forth in reasonable detail the Cash Resales for such Cash Resale Period and Purchaser’s calculation of the Cash Resale Amount for the applicable Cash Resale Period, and (z) within five (5) Business Days of timely delivery of each Cash Resale Statement, pay by wire transfer of immediately available funds to, the account(s) designated in writing by the Vendor the Cash Resale Amount for such Cash Resale Period. Following the delivery of each Cash Resale Statement, and during any period of dispute thereafter with respect to any Cash Resale Statement, the Corporation and the Purchaser will cooperate reasonably with the Vendor and its Representatives in the review of such Cash Resale Statement (including by furnishing on a timely basis information in connection with such review) and provide the Vendor and its Representatives access to the books, records, supporting data, facilities and personnel of the Purchaser and the Corporation’s accountants and other Representatives for purposes of their review of the Cash Resale Statements. The Purchaser agrees that following the Closing it will not, and it will cause the Corporation not to, take any actions with respect to the books, records, policies and procedures of the Corporation that would obstruct or prevent the preparation of the Cash Resale Statements or the calculation of the Cash Resale Amount, or the Vendor’s review of the foregoing as provided in this Section 1.12. Following the Closing, (i)

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Purchaser shall not, and shall cause the Corporation not to, take any action with the intent of preventing any portion of the Cash Resale Amounts from being earned or paid hereunder and (ii) during the Cash Resale Term, Purchaser shall use commercially reasonable efforts to pursue Cash Resales and continue to operate the business in the ordinary course, including the pursuit of Cash Resales, consistent with past practice.
(3)    If the Vendor disagrees with any part of the Purchaser’s calculation of the Cash Resale Amount for any Cash Resale Period, the Vendor will notify the Purchaser in writing of such disagreement by setting forth the Vendor’s calculation of the Cash Resale Amount for such Cash Resale Period (a “Cash Resale Objection Notice”). If a Cash Resale Objection Notice is not delivered to the Purchaser, then the Cash Resale Statement will be final, conclusive and binding upon, and non-appealable, by the Parties. During the fifteen (15) days immediately following the delivery of a Cash Resale Objection Notice, or such longer period as the Vendor and the Purchaser may agree in writing, the Vendor and the Purchaser will seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Cash Resale Objection Notice. In the event that the Purchaser and the Vendor resolve in writing all such disagreements, the amount for the Cash Resale Payment so agreed in writing by the Purchaser and the Vendor will be final, conclusive and binding upon, and non-appealable, by the Parties. In the event that the Purchaser and the Vendor are unable to resolve all such disagreements within such fifteen (15) day period after the Purchaser’s receipt of such Cash Resale Objection Notice, the Purchaser and the Vendor will submit such remaining disagreements to the Independent Accountant to make a determination with respect thereto in accordance with the dispute resolution procedures set forth in Section 1.8(2) as if they applied to resolution of such disagreements, mutatis mutandis.
Article 2
REPRESENTATIONS AND WARRANTIES
2.1    Representations and Warranties of the Vendor. The Vendor represents and warrants to the Purchaser, except as set forth in the Schedules, as of the date hereof as follows.
(1)    Incorporation and Corporate Power of Vendor. The Vendor is a corporation duly incorporated, organized and existing under the laws of the State of Delaware. The Vendor has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments.
(2)    Authorization and Enforceability. The execution, delivery and performance by the Vendor of this Agreement and all agreements and instruments to be executed and delivered by Vendor hereunder have been duly authorized by all necessary corporate action on the part of the Vendor and no other corporate actions on the part of the Vendor are necessary to authorize the execution, delivery or performance by the Vendor of this Agreement or such other agreements and instruments, and this Agreement, assuming due and valid authorization, execution and delivery hereof by the Purchaser, constitutes the valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Applicable Laws relating to or affecting creditors’ rights or general principles of equity.
(3)    Ownership of Shares. The Vendor is the registered and beneficial holder of 316,080,137 common shares of the Corporation (the “Shares”), being the only issued and outstanding shares of the Corporation, with good and marketable title thereto, free and clear of all

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Liens, charges, encumbrances and claims of any other Person. There are no restrictions of any kind on the transfer of the Shares except those set out in the articles of incorporation of the Corporation and applicable securities laws. The Shares have been validly issued in compliance with Applicable Law.
(4)    No Other Agreements or Options. Except for the Purchaser’s rights in this Agreement, no other Person has any Contract or option or any right or privilege capable of becoming an agreement or option for:

(a)	the purchase or other acquisition from the Vendor of any of the Shares;

(b)	the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation; or

(c)	other than in the ordinary course of business, the purchase or other acquisition from the Corporation of any of its undertaking, property or assets.
(5)    Organization and Operation of the Corporation. The Corporation is incorporated, organized and subsisting under the laws of the Province of Alberta. The Corporation does not have a direct or indirect Equity Interest in any other Person. The Vendor has made available to the Purchaser true and accurate copies of the organizational documents of the Corporation as amended to date.
(6)    Qualification to do Business. The Corporation is registered, licensed or otherwise qualified to do business under the laws of the Provinces of Alberta and British Columbia, being the only jurisdictions in which the location of the properties and assets owned by the Corporation or the nature of its business as now carried on requires registration, licensing or other qualification. The Corporation has all necessary corporate power, authority, and capacity to carry on its business as now carried on and to own or lease and operate its property and assets as now carried on and owned or leased and operated.
(7)    Corporate Records. The Corporation has made available to the Purchaser:

(a)	complete and accurate copies of the articles of the Corporation;

(b)	complete and accurate copies of all by-laws of the Corporation, all of which were duly enacted and are in full force and effect;

(c)	complete and accurate, in all material respects, copies of minutes of all meetings of the Corporation’s shareholders, directors and committees of directors since the date of amalgamation;

(d)
complete and accurate, in all material respects, copies of all resolutions in writing passed by the Corporation’s shareholders, directors and committees of directors since the date of amalgamation; and

(e)
the share certificate book, securities register, register of transfers, register of directors and register of officers of the Corporation, each of which is current and complete and accurate in all material respects, each of which has been maintained in accordance with Applicable Law.

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There are no shareholders’ agreements or unanimous shareholders’ agreements governing the affairs of the Corporation or the relationship, rights and duties of its shareholders or directors nor are there any voting trusts, pooling arrangements or other similar agreements with respect to the ownership or voting of any shares of the Corporation.
(8)    Investment Canada Act. The Corporation is not a cultural business as defined in the Investment Canada Act, or a business that falls within a specific type of business activity that, in the opinion of the Governor in Council, is related to Canada’s cultural heritage or national identity as prescribed under the Investment Canada Act.
(9)    Competition Act (Canada). With respect to Part IX of the Competition Act, the aggregate value of the assets in Canada of the Corporation are less than $92 million and the gross revenues from sales in or from Canada from such assets is less than $92 million in aggregate value, all as determined in accordance with the Competition Act and the regulations thereunder.
(10)    Bankruptcy, Insolvency and Reorganization. The Corporation is not an insolvent person within the meaning of the Bankruptcy and Insolvency Act (Canada) nor has the Corporation made an assignment in favour of its creditors nor a proposal in bankruptcy to its creditors or any class thereof nor had any petition for a receiving Order presented in respect of it. The Corporation has not initiated proceedings with respect to a compromise or arrangement with its creditors or for its winding up, liquidation or dissolution. No receiver has been appointed in respect of the Corporation or any of its property or assets and no execution or distress has been levied upon any of its property or assets. No act or proceeding has been taken or authorized by or against the Corporation with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Corporation, nor have any such proceedings been authorized by the Corporation, the Vendor or any of their Affiliates.
(11)    Financial Statements.

(a)
Except as set forth on Schedule 2.1(11)(a), the Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods to which they relate, subject, in the case of the Interim Financial Statements, to usual year-end adjustments and the exclusion of footnotes. The balance sheets contained in the Financial Statements fairly present the financial position of the Corporation as of their respective dates and the statements of earnings and retained earnings contained in the Financial Statements fairly present the revenues, earnings and results of operations for the periods indicated.

(b)
Except as set forth on Schedule 2.1(11)(b), the Corporation does not have any liabilities or obligations of the type required to be accrued on or reserved against in a consolidated balance sheet prepared in accordance with GAAP (collectively, “Liabilities”), except (i) Liabilities accrued on or reserved against in the Financial Statements or disclosed in the notes thereto or in the notes to the other Financial Statements, (ii) Liabilities that have arisen since the date of the latest Financial Statement in the ordinary course of business, (iii) Liabilities to be included in the computation of Corporation Liabilities, (iv) Liabilities disclosed in another section of the Schedules, and (v) other Liabilities which would not reasonably be expect to have, individually or in the aggregate, a Material Adverse Change.

(12)    Absence of Developments. From the date of the Interim Financial Statements until

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the date hereof, other than as set forth in Schedule 2.1(12), there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.
(13)    Seismic Data.

(a)
Except as provided in Schedule 2.1(13)(a), the Corporation owns a 100% interest in the three dimensional Seismic Data and no third party has any ownership, revenue or other interest in the three dimensional Seismic Data.

(b)
Except as provided in Schedule 2.1(13)(b), the Vendor has not licensed or otherwise given the Seismic Data to any third party, other than seismic data licenses entered into in the ordinary course of business and on normal industry terms (the “Seismic Data Licenses”).

(c)	The Seismic Data Licenses are in full force and effect, and there are no defaults by the Vendor or, to the best of knowledge of the Vendor, any licensee under the Seismic Data Licenses.

(d)	Except as provided in Schedule 2.1(13)(d), the Seismic Data is not under any exclusivity period or other restriction on marketing or sale.

(e)	The Seismic Data does not, to the best of the knowledge of the Vendor, infringe upon the intellectual property rights of any third party.

(f)	All Joint Venture Agreements are in full force and effect, and there are no defaults by the Vendor or any other party to such joint venture and other agreements.
(14)    Title to Assets. The Corporation has good and marketable legal and beneficial title to all of its property and assets, free and clear of any and all Liens except for Permitted Liens and there is no agreement, option or other right or privilege outstanding in favour of any Person for the purchase from the Corporation of any of its property or assets other than the purchase of Seismic Data in the ordinary course of business. A complete list of all real property leased by the Corporation that requires aggregate annual payments in excess of $5,000 per month is set forth on Schedule 2.1(14) (the “Leased Real Property”), and the Corporation does not own any real property. The Corporation has a valid leasehold estate in all of the Leased Real Property, free and clear of all Liens, other than Permitted Liens. The Corporation has not leased or otherwise granted to any Person rights to use or occupy any of the Leased Real Property that would reasonably be expected to materially impair the use or occupancy of the Leased Real Property in the operation of the business of the Corporation.
(15)    Compliance with Applicable Law. The Corporation is in compliance with Applicable Law.
(16)    Legal Proceedings and Orders. There is no Legal Proceeding in progress, pending or, to the knowledge of the Vendor or the Corporation, Threatened against or affecting the Corporation or any of its officers or directors in their capacity as such, or any of its property or assets or title thereto, which Legal Proceeding involves the possibility of any Damages not fully covered by insurance. There is no Order outstanding against or affecting the Corporation or any of its property or assets.

- -11 -

(17)    Contracts. Except as set forth on Schedule 2.1(17) as of the date hereof the Corporation is not a party to any:

(a)	agreement for the employment of any officer, individual employee or other Person on a full-time or consulting basis;

(b)	agreement under which the Corporation has borrowed any money or issued any note, indenture or other evidence of indebtedness or guaranteed indebtedness or liabilities of others;

(c)	agreement that prohibits the Corporation from engaging in business with respect to any geographic area or Person in a manner material to the Corporation;

(d)
agreement relating to any acquisition or disposition by the Corporation of business (whether by asset or stock purchase or otherwise) or any merger, consolidation or similar business combination transaction;

(e)	agreement for the delivery of goods or provision of services with an outstanding balance as of the date hereof payable to or by the Corporation; or

(f)	agreement in writing to enter into any of the foregoing.
(18)    Intellectual Property.

(a)
Schedule 2.1(18) sets forth a correct and complete list of all Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority, and all applications for Intellectual Property, in each case that is owned by the Corporation (collectively, “Corporation Intellectual Property”). Except as set forth on Schedule 2.1(18), the Corporation owns the Corporation Intellectual Property, free and clear of all Liens, other than Permitted Liens, except as is not material to the Corporation.

(b)
To the knowledge of the Corporation, the Corporation’s business as now carried on does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except where such infringement, misappropriation or violation is not material to the Corporation.

(c)	To the knowledge of the Corporation, no third party infringes, misappropriates or otherwise violates any Intellectual Property owned by the Corporation.

(d)
To the knowledge of the Corporation, all of the issued patents and registered trademarks that constitute Corporation Intellectual Property are valid, subsisting and enforceable. Except for office actions issued in the ordinary course of prosecution by the United States Patent and Trademark Office or analogous foreign Governmental Authority, during the prior two (2) years, no claim by any third party contesting the validity or enforceability of any of the Corporation Intellectual Property has been made or has been Threatened, in each case in writing.

(19)    Environmental Matters.

(a)	The Corporation is, and has been during the prior two (2) years, in compliance in

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all material respects with all applicable Environmental Laws, which compliance has included obtaining and maintaining all permits, licenses and authorizations required under applicable Environmental Laws that are material to the operations of the Corporation as currently conducted.

(b)
To the knowledge of the Corporation, during the prior five (5) years no Hazardous Substance has been released at any property leased by the Corporation in violation of any Environmental Law, except for such release or violation that is not material to the Corporation taken as a whole.

(c)	The Corporation:

(a)	has not been convicted of an offense, fined or otherwise sentenced for non-compliance with any Environmental Laws;

(ii)	has not been investigated or subject to any Legal Proceeding for non-compliance with any Environmental Law;

(iii)	is not and has not been subject to any Order or other sanction requiring investigation or remediation of any real/immovable property, or

(iv)	has not settled any Legal Proceeding for non-compliance with any Environmental Law short of conviction in connection therewith.

(d)
The Corporation has not received any notice and, to the knowledge of the Vendor, there are no facts that could give rise to any notice, that the Corporation is potentially responsible for any remedial or other corrective action or any work, repairs, construction or capital expenditures to be made under any Environmental Law with respect to the Business, including any real/immoveable property previously owned, leased or used by the Corporation.

(20)    Employees and Employee Benefits.

(a)
Schedule 2.1(20)(a) contains a list of the titles or positions of all Employees with their date of hire and the location of their employment, whether they are actively at work or not and, if not, the reason for the absence and expected return to work date, a list of all written Contracts with Employees, and a complete and accurate list of the remuneration of, and Employee Plans applicable to, each Employee. Schedule 2.1(20)(a) also contains a list of all individuals receiving compensation for work or services provided to the Corporation who are not Employees and particulars of their terms of engagement.

(b)
Except as disclosed on Schedule 2.1(20)(b), to the knowledge of the Vendor, the Corporation has no Employee who cannot be dismissed on reasonable notice and is not liable to any Employee or former employee for any damages under any Applicable Law or any agreement for arrangement relating to any employee benefits.

(c)
The Corporation has complied, in all material respects, with all Applicable Law and Orders applicable to it relating to employment of the Employees, including those relating to wages, hours of work, overtime and other employment standards, human rights, collective bargaining, occupational health and safety, workers’ hazardous

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materials, pay equity and workers’ compensation. Except as disclosed in Schedule 2.1(20)(c), there are no outstanding claims, complaints or proceedings by any Employee or former employees of the Corporation under any employment standards, human rights, pay equity, occupational health and safety, workplace safety and insurance or any other employment related statute, and the Corporation has not been advised that any such claims, complaints or proceedings may be filed.

(d)
The Corporation is not a party to or bound by, either directly or by operation of Applicable Law, any collective agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication to any labour union, trade union or employee organization or group which may qualify as a trade union in respect of or affecting Employees or independent contractors nor is the Corporation subject to any union organization effort, nor is it engaged in any labour negotiation.

(e)
Schedule 2.1(20)(e) lists all material written employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices for the benefit of the current or former Employees, officers or directors of the Corporation that are currently maintained, sponsored or funded by the Corporation, whether funded or unfunded, insured or self-insured, registered or unregistered, other than plans established pursuant to statute (collectively, the “Employee Plans”).

(f)
The Vendor has furnished to the Purchaser copies of all the Employee Plans, together with all related trust or other funding agreements, employee booklets and, where applicable, actuarial reports most recently filed with the applicable Governmental Authorities.

(g)
Except as would not reasonably be likely to result in a Material Adverse Change, each Employee Plan has been administered and funded in accordance with all Applicable Laws and the terms of the applicable Employee Plan.

(h)
No Employee Plan, nor any related trust or other funding medium thereunder, is subject to any pending or, to the knowledge of the Vendor, Threatened Legal Proceeding initiated by any Governmental Authority or by any other Person, other than routine claims for benefits.

(21)    Transactions with Affiliates et al. The Corporation is not liable in respect of advances, loans, guarantees, liabilities or other obligations to or on behalf of any shareholder, officer, director or Employee of the Corporation or any Affiliate of any of the foregoing. Except as set forth on Schedule 2.1(21) and excluding access to the assets and the services provided to the Corporation by the Vendor or one of its Affiliates pursuant to the Transition Services Agreement, there are no intercompany services provided to the Corporation by the Vendor or by any Affiliate of the Vendor.
(22)    Tax Matters.

(a)	None of the Shares is “taxable Canadian property” within the meaning of the ITA. None of the Shares derives, and none of them has at any time within the past 60

- -14 -

months derived, more than 50% of its fair market value directly or indirectly from or from any combination of (i) real or immovable property situated in Canada, (ii) Canadian resource properties (as defined in the ITA), (iii) timber resource properties (as defined in the ITA), and (iv) options in respect of, or interests in, or for civil law, a right in, property described in any of (i) to (iii) above, whether or not the property exists.

(b)
The Corporation has prepared and filed when due with each relevant Governmental Authority all Tax Returns required to be filed by or on behalf of the Corporation in respect of any Taxes. All such Tax Returns are correct and complete in all material respects, and no material fact has been omitted therefrom. No extension of time in which to file any such Tax Returns is in effect. No Governmental Authority has asserted that the Corporation is required to file Tax Returns or pay any Taxes in any jurisdiction where it does not do so.

(c)	The Corporation has paid in full and when due all Taxes required to be paid by it, whether or not such Taxes are shown on a Tax Return or on any assessments or reassessments.

(d)
No assessments or reassessments of the Taxes of the Corporation are currently the subject of an objection or appeal, no audit by any Governmental Authority of the Corporation is currently ongoing and there are no outstanding issues which have been raised and communicated to the Corporation by any Governmental Authority. Neither the Vendor nor the Corporation has received any indication from any Governmental Authority that an audit, assessment or reassessment of the Corporation is proposed in respect of any Taxes, regardless of its merits. The Corporation has not executed or filed with any Governmental Authority any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes.

(e)
Except as set forth on Schedule 2.1(22), the Corporation has withheld from each payment made to any Person, including any of its present or former Employees, officers and directors, and all Persons who are or are deemed to be non-residents of Canada for purposes of the ITA, all amounts required by Applicable Law to be withheld, and has remitted such withheld amounts within the prescribed periods to the appropriate Governmental Authority. The Corporation has remitted all Canada Pension Plan contributions, provincial pension plan contributions, employment insurance premiums, employer health taxes and other Taxes payable or required to be withheld and remitted by it in respect of the Employees to the appropriate Governmental Authority within the time required under Applicable Law. The Corporation has charged, collected and remitted on a timely basis all Taxes as required under Applicable Law on any sale, supply or delivery whatsoever, made by the Corporation.

(f)
The terms and conditions made or imposed in respect of every transaction (or series of transactions) between the Corporation and any Person that is (i) a non-resident of Canada for purposes of the ITA, and (ii) not dealing at arm’s length with the Corporation for purposes of the ITA, do not differ from those that would have been made between Persons dealing at arm’s length for purposes of the ITA.

- -15 -

(g)
The Corporation has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the ITA with respect to all material transactions between it and any non-resident of Canada with whom it was not dealing at arm’s length for purposes of the ITA.

(h)
There are no transactions or events that have resulted, and no circumstances existing which could result, in the application to the Corporation of sections 80, 80.01, 80.02, 80.03, 80.04 of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(i)
The Corporation has not incurred any deductible outlay or expense owing to a Person not dealing at arm’s length (for purposes of the ITA) with the Corporation, the amount of which would, in the absence of an agreement filed under paragraph 78(1)(b) of the ITA, be included in the Corporation’s income for Canadian income tax purposes for any taxation year or fiscal period beginning on or after the date hereof under paragraph 78(1)(a) of the ITA or any analogous provision of any comparable law of any province or territory of Canada.

(23)    No Conflicts. Except as set forth on Schedule 2.1(23), the execution and delivery and performance by the Vendor and the Corporation, as the case may be, of this Agreement (and each of the Closing Documents to which it is or is to become a party) do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Vendor or the Corporation to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Vendor or the Corporation; or

(ii)
any material agreement, contract or commitment, to which the Vendor or the Corporation is a party, under which the Vendor or the Corporation has rights or obligations or by which any of the property or assets of the Vendor or Corporation may be affected, except, in the case of this clause (ii), for any such breach, conflict, or exercise of rights that would not reasonably be expected to be, individually or in the aggregate, material to the Corporation, taken as a whole or to prevent consummation of the Closing by the Vendor;

(b)
result in the breach of, or cause the termination, amendment or revocation of, any material consent or material License held by the Vendor or the Corporation or necessary to the ownership of the Shares or the operation of the Business;

(c)	result in the violation of any Applicable Law; or

(d)	result in the creation of any Lien (other than a Permitted Lien) on the Shares or any of the property or assets of the Corporation.
(24)    Required Regulatory Approvals. There is no requirement on the part of the Vendor or the Corporation to obtain any Regulatory Approval with any Governmental Authority in connection with the completion of the transactions contemplated by this Agreement other than those that may be required solely by reason of the Purchaser’s (as opposed to any other third party’s) participation

- -16 -

in the transactions contemplated by this Agreement.
(25)    Required Consents. Except as set forth on Schedule 2.1(25), there is no requirement on the part of the Vendor or the Corporation to obtain any consent (other than a Regulatory Approval) in connection with the completion of the transactions contemplated by this Agreement to maintain all rights and benefits of the Corporation under any material Contract, Order or License after Closing except such consents which would not reasonably be expected to be, individually or in the aggregate, material to the Corporation, taken as a whole or prevent consummation of the Closing by the Vendor.
(26)    Dividends and Distributions. Except as set forth on Schedule 2.1(26), since the date of the Interim Financial Statements, the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution or return of capital in respect of any of its shares (or been deemed under the ITA to have done so) and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares or agreed to do so.
(27)    Business Carried on in Ordinary Course. Except as set forth on Schedule 2.1(27), since the date of the Interim Financial Statements, the Corporation has not:

(a)	sold or otherwise disposed of any of its assets except for inventory sold in the ordinary course of business;

(b)	incurred or assumed any obligation or liability of any nature whatsoever other than current liabilities incurred in the ordinary course of business;

(c)
discharged any Lien or paid any secured or unsecured obligation or liability of any nature whatsoever, other than current liabilities incurred in the ordinary course of business, or scheduled payments under Contracts;

(d)	created or permitted to exist any Lien on any of its assets other than a Permitted Lien;

(e)	made any capital expenditure other than in the ordinary course of business;

(f)	suffered any extraordinary loss, whether or not covered by insurance;

(g)	made any material change to the method of billing customers or the credit terms made available to customers;

(h)	made any material change to any method of management, operation or accounting in respect of the Business;

(i)	waived or cancelled any material rights or claims;

(j)	compromised or settled any Legal Proceeding pending against it, the Business or any of its assets;

(k)	written off any accounts receivable other than in the ordinary course of business;

(l)	hired or dismissed any Employee whose annual remuneration exceeds $150,000;

(m)	increased the rate of wages, salaries or bonuses of any Employees except as

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required under the terms of any Contract;

(n)	increased the benefits to which Employees and former employees are entitled under any Employee Plan or created any new Employee Plan;

(o)	entered into, modified, amended or terminated any Contract or waived or released any rights under any Contract, other than in the ordinary course of business;

(p)	terminated, discontinued, closed or disposed of any plant, facility or business operation; or

(q)	authorized, agreed or become bound to do any of the foregoing.
(28)    Insurance. Schedule 2.1(28) contains a complete and accurate list and description of all insurance policies currently maintained by the Corporation (collectively, the “Insurance Policies”), including a brief description of the type of insurance, the name of the insurer, policy number, coverage limits and term.  True and complete copies of the Insurance Policies have been made available to the Purchaser for inspection. Each of the Insurance Policies is with a reputable and sound insurer and covers all of the Corporation’s property and assets and protects the Business in such amounts and against such losses and claims as is adequate for the conduct of its businesses and the value of its properties and as is customary for companies engaged in comparable businesses with similar properties and in similar industries.  Each of the Insurance Policies is valid and subsisting and in good standing and there is no default under any of them.
2.2    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Vendor, except as set forth in the Schedules, as of the date hereof, as follows.
(1)    Incorporation and Corporate Power. The Purchaser is a corporation incorporated, organized and subsisting under the laws of the jurisdiction of its incorporation. The Purchaser has the corporate power, authority and capacity to execute and deliver this Agreement and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement and under all such other agreements and instruments to be executed by it as contemplated herein and to perform its obligations hereunder and under all such other agreements and instruments.
(2)    Authorization and Enforceability. The execution, delivery and performance by the Purchaser of this Agreement and all agreements and instruments to be executed and delivered by the Purchaser hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser and no other corporate actions on the part of the Purchaser are necessary to authorize the execution, delivery or performance by the Purchaser of this Agreement or such other agreements and instruments, and this Agreement, assuming due and valid authorization, execution and delivery hereof by the Vendor, constitutes the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other Applicable Laws relating to or affecting creditors’ rights or general principles of equity.
(3)    Legal Proceedings. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Purchaser, Threatened against Purchaser at law or in equity, or before or by any Governmental Authority, except for any such Legal Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a material and adverse

- -18 -

effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.
(4)    No Conflict. The execution and delivery and performance by the Purchaser of this Agreement (and each of the Closing Documents to which it is or is to become a party) do not and will not (with or without the giving of notice, the lapse of time or the happening of any other event or condition):

(a)
result in the breach of, or conflict with, or allow any Person to exercise any rights under, or cause the Purchaser to be bound by any additional or more onerous obligation under, any of the terms or provisions of:

(i)	the articles, by-laws or any resolutions of the board of directors or shareholders of the Purchaser; or

(ii)
any material agreement, contract or commitment, to which the Purchaser is a party, under which the Purchaser has rights or obligations or by which any of the property or assets of the Purchaser may be affected, except, in the case of this clause (ii), for any such breach, conflict, or exercise of rights that would not reasonably be expected to be, individually or in the aggregate, material to the Purchaser, taken as a whole or to prevent consummation of the Closing by the Purchaser;

(b)
result in the breach of, or cause the termination, amendment or revocation of, any material consent or material License held by the Purchaser or necessary to the ownership of the Shares or the operation of the Business;

(c)	result in the violation of any Applicable Law; or

(d)	result in the creation of any Lien on any of the property or assets of the Corporation.
(5)    Investigation.

(a)
To the knowledge of Purchaser, there is no fact relating to Purchaser’s or any of its Affiliates’ businesses, operations, financial condition or legal status that would or would reasonably be expected to: (i) prevent or prohibit the obtaining of, impose any material delay in the obtaining of or increase the risk of not obtaining any consent or Order of, or filing with, any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period (and any extension thereof) or (ii) prohibit, prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b)
Purchaser acknowledges that Purchaser is relying on its own investigation and analysis in entering into the transactions contemplated by this Agreement. Purchaser is knowledgeable about the industries in which the Corporation operates and is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Purchaser has been afforded full access to the Books and Records, facilities and personnel of the Corporation for purposes of conducting a due diligence investigation, has received all information requested

- -19 -

by it and its Representatives from the Corporation and has conducted a full due diligence investigation of the Corporation.
(6)    Investment Intent; Restricted Securities. Purchaser is acquiring the Shares solely for Purchaser’s own account, for investment purposes only and not with a view to, or with any present intention of, reselling or otherwise distributing the Shares or dividing its participation therein with others. Purchaser understands and acknowledges that (i) none of the Shares have been registered or qualified under any securities laws of any state of the United States, province or territory of Canada or any other jurisdiction and were issued in reliance on specific exemptions thereunder, (ii) the Shares constitute “restricted securities” as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), (iii) none of the Shares are traded or tradable on any securities exchange or over the counter and (iv) none of the Shares may be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless a registration statement under the Securities Act with respect to such Shares and qualification in accordance with any applicable state securities laws becomes effective or a prospectus exemption under Canadian securities laws or unless such registration and qualification is inapplicable, or an exemption therefrom is available. Purchaser will not sell, transfer, offer for sale, pledge, hypothecate or otherwise dispose of any of the Shares acquired hereunder or any interest therein in any manner that may cause Vendor to be in violation of the Securities Act or any applicable securities laws. Purchaser is an “accredited investor” as defined in Rule 501(a) of the Securities Act and in National Instrument 46-106 – Prospectus Exemptions. Purchaser acknowledges that it is informed as to the risks of the transactions contemplated by this Agreement and of ownership of the Shares.
(7)    Solvency; Fraudulent Conveyance.

(a)
Assuming that (i) the representations and warranties concerning the Corporation contained in this Agreement are true and correct in all material respects, and (ii) the Corporation is solvent immediately prior to the Closing, as of the Closing, immediately after giving effect to all of the transactions contemplated by this Agreement the Corporation will be solvent.

(b)
No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Vendor or the Corporation.

(8)    Required Regulatory Approvals. There is no requirement on the part of the Purchaser or the Corporation to obtain any Regulatory Approval with any Governmental Authority in connection with the completion of the transactions contemplated by this Agreement other than those that may be required solely by reason of the Vendor’s (as opposed to any other third party’s) participation in the transactions contemplated by this Agreement.
2.3    Commissions. Each Party represents and warrants to the other Party that such other Party will not be liable for any brokerage commission, finder’s fee or other similar payment in connection with the transactions contemplated by this Agreement because of any action taken by, or agreement or understanding reached by, that Party.
2.4    No Additional Representations or Warranties. Except for the representations and warranties of the Vendor and the Corporation expressly set forth in this Article 2 regarding the Vendor and the Corporation, as applicable, in each case, as qualified by the Schedules and in

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accordance with the express terms and conditions (including limitations and exclusions) of this Agreement (the “Express Representations”) (it being understood that the Purchaser has relied only on such Express Representations), the Purchaser acknowledges and agrees, on its own behalf and on behalf of any Purchaser’s Indemnified Party, that neither the Corporation nor any other Person on behalf of the Corporation makes, and the Purchaser has not relied on, and is not relying on, the accuracy or completeness of any express or implied representation or warranty with respect to the Corporation or with respect to any statement or information of any nature made or provided by any Person, any information, statements, disclosures, documents, projections, forecasts or other material made available to the Purchaser or any of its Affiliates or Representatives in that certain datasite “Project Seitel” administered by Intralinks (the “Dataroom”), or the projections on behalf of the Corporation or any of its Affiliates or Representatives to the Purchaser or any of its Affiliates or Representatives. Without limiting the foregoing, neither the Corporation nor any other Person will have or be subject to any liability whatsoever to the Purchaser, or any other Person, resulting from the distribution to the Purchaser or any of its Affiliates or Representatives, or the Purchaser or any of its Affiliates’ or Representatives’ use of or reliance on, any such information, any information, statements, disclosures, documents, projections, forecasts or other material made available to the Purchaser or any of its Affiliates or Representatives in the Dataroom or otherwise provided to the Purchaser in expectation of the transactions or any discussions with respect to any of the foregoing information.
Article 3
SURVIVAL AND INDEMNIFICATION
3.1    Survival. The representations and warranties of the Vendor and the Purchaser contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive the Closing and terminate on the date that is twelve (12) months after the date hereof (and no claims shall be made for indemnification with respect thereto under Sections 3.2 or 3.3 thereafter). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the date hereof shall survive the Closing and remain in effect for the period provided in such covenants and agreements, if any, or if no such period is provided, until the first anniversary of the date hereof. The indemnification set forth in Sections 3.2(c) and 3.2(d) shall terminate on the date that is twelve (12) months after the date hereof (and no claims shall be made for indemnification pursuant to (i) Section 3.2(d) thereafter and (ii) Sections 3.2(c) five (5) days thereafter) .
3.2    Indemnity by the Vendor. Subject to this Article 3, the Vendor shall indemnify the Purchaser’s Indemnified Parties and will reimburse them for, any actual out-of-pocket losses, liabilities, damages or expenses (including reasonable attorneys’ fees and disbursements) (“Damages”) arising from or related to:

(a)
any breach of any representation or warranty of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered to the Purchaser pursuant to this Agreement;

(b)
any breach of any covenant or agreement on the part of the Vendor contained in this Agreement or in any other agreement, certificate or instrument executed and delivered to the Purchaser pursuant to this Agreement;

(c)	any Corporation Liabilities that are Finally Determined to be in excess of $4,114,803; and

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(d)	any Taxes required to be paid by the Corporation for (i) any Pre-Closing Tax Period, or (ii) the portion of a Straddle Period ending on the date hereof.
3.3    Indemnity by the Purchaser. Subject to this Article 3, the Purchaser shall indemnify the Vendor’s Indemnified Parties and will reimburse them for, any Damages arising from or related to:

(a)	any breach of any representation or warranty of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; and

(b)
any breach or non-fulfilment of any covenant or agreement on the part of the Purchaser contained in this Agreement or in any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

3.4    Claim Notice. If an Indemnified Party becomes aware of any act, omission or state of facts that may give rise to Damages in respect of which a right of indemnification is provided for under this Article 3, the Indemnified Party shall promptly give written notice thereof (a “Claim Notice”) to the Indemnifying Party. The Claim Notice shall specify whether the potential Damages arise as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the potential Damages arise as a result of a claim directly by the Indemnified Party against the Indemnifying Party (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual and contractual basis for the Direct Claim or Third Party Claim, as the case may be; and

(b)	the amount of the potential Damages arising therefrom, if known.
If, through the fault of the Indemnified Party, the Indemnifying Party does not receive a Claim Notice in time effectively to contest the determination of any liability susceptible of being contested or to assert a right to recover an amount under applicable insurance coverage, then the liability of the Indemnifying Party to the Indemnified Party under this Article 3 shall be reduced only to the extent that the Indemnifying Party is actually prejudiced by such delay in time.
3.5    Monetary Limitations. No Damages may be recovered from the Vendor pursuant to Section 3.2(a):

(a)
in respect to any individual item (or group of related items) unless the accumulated amount of Damages of the Purchaser’s Indemnified Parties related thereto exceeds $50,000 the (“Per Claim Threshold”); and

(b)	unless and until the aggregate amount of Damages of the Purchaser’s Indemnified Parties arising pursuant to Section 3.2(a) exceeds $630,000 (the “Threshold”), in which event the aggregate amount of only those Damages in excess of the Threshold may be recovered. In no event shall Damages be recovered by the Purchaser:

(c)
pursuant to Section 3.2(a) (other than in respect of breaches of Section 2.1(1), Section 2.1(2), Section 2.1(3), Section 2.1(4), Section 2.1(5) and Section 2.1(6)) and Section 3.2(d) in excess of $7,950,000,

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(d)	pursuant to Section 3.2(c) in excess of the then remaining Escrow Amount, and

(e)	pursuant to Section 3.2 in excess of the Purchase Price.
The Escrow Amount shall be used for the sole purpose of, and shall be the sole source for, satisfying any Damages for which the Purchaser’s Indemnified Parties are entitled to indemnification pursuant to Section 3.2(c).
3.6    Certain Additional Matters.
(1)    The amount of any and all Damages under this Article 3 will be determined net of (i) any amounts actually recovered by an Indemnified Party or any of such Indemnified Party’s Affiliates under or pursuant to any insurance policy, title insurance policy, indemnity, reimbursement arrangement or contract pursuant to which or under which such Indemnified Party or such Indemnified Party’s Affiliates is a party or has rights (collectively, “Alternative Arrangements”) and (ii) the amount of any Tax benefit available to an Indemnified Party or any of such Indemnified Party’s Affiliates (or their direct or indirect beneficial owners) with respect to such Damages.
(2)    No Indemnified Party shall have the right to recover under Section 3.2 with respect to any Damages or alleged Damages to the extent the matter forming the basis for such Damage or alleged Damage shall have been taken into account in the calculation of the $4,114,803 of Corporation Liabilities set forth in Section 3.2(c) or the Closing Working Capital.
(3)    No claim shall be made with respect to Damages arising out of any breach, or facts constituting a breach, of this Agreement actually known by any Indemnified Party to exist at or prior to the date hereof. Any Damage for which any Indemnified Party is entitled to indemnification under Section 3.2 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damage constituting a breach of more than one representation, warranty, covenant or agreement or constituting a Corporation Liability or Tax. No Indemnified Party shall have the right to assert any claim pursuant to this Article 3 with respect to any Damage, cause of action or other claim to the extent it is primarily a possible or potential Damage, cause of action or claim that the Indemnified Party believes may be asserted rather than an actual Damage, cause of action or claim that has, in fact, been filed of record or asserted against any Indemnified Party, paid or incurred by any Indemnified Party.
(4)    In no event will any Indemnified Party be entitled to recover or make a claim for any amounts in respect of, and in no event will “Damages” be deemed to include, (i) punitive, special, consequential or exemplary damages (except to the extent actually paid to a third party) and, in particular, no “diminution of value,” “multiple of profits” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Damages, (ii) any liability arising from any change after the date hereof in any Applicable Law or any interpretation thereof, (iii) any Damage arising from reliance after the Closing on any facts represented relating to Taxes, Tax Returns or related matters prior to the Closing continuing to be true after the Closing or (iv) any Taxes (I) of Purchaser or any of its subsidiaries (other than the Corporation), (II) with respect to any Taxable period (or portion thereof) beginning on or after the date hereof, (III) that are due to the unavailability in any taxable period (or portion hereof) beginning after the date hereof of any net operating loss, credit or other Tax attribute from a Pre-Closing Tax Period (or portion thereof), (IV) that are due to transactions occurring on the date hereof but after the Closing, (V) that are due to the manner in which Purchaser finances the transactions contemplated by this Agreement or (VI) that are due to Purchaser’s breach of Section 4.1.

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(5)    To the extent permitted by Applicable Law, any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price for Tax purposes.
(6)    Each Indemnified Party agrees that in the event of any breach giving rise to an indemnification obligation under this Article 3, such Indemnified Party will take and will cause its Affiliates to take, or cooperate with the Indemnifying Party, if so requested by the Indemnifying Party, in order to take, all reasonable measures to mitigate the consequences of the related breach (including taking steps to prevent any contingent liability from becoming an actual liability).
(7)    No Purchaser Indemnified Party shall be entitled to recover or make a claim for any amounts in respect of the Corporation Liabilities pursuant to Section 3.2(c) unless and until (i) with respect to the Office Lease and Warehouse Lease (each as defined on Schedule 4.10), the Purchaser has provided Vendor evidence of satisfaction of the Purchaser’s obligations in Section 4.10 in a form reasonably satisfactory to Vendor, and (ii) with respect to Employee Severance (as defined on Schedule 4.10), the Purchaser has provided Vendor evidence of such payments in a form reasonably satisfactory to Vendor.
3.7    Direct Claims. In the case of a Direct Claim, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate its right to be indemnified under this Article 3, together with all such other information as the Indemnifying Party may reasonably request.
3.8    Third Party Claims. In the event a Claim Notice is delivered timely with respect to a Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim by delivery of written notice to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third Party Claim to the extent the Third Party Claim primarily seeks non-monetary relief or involves criminal allegations. The assumption of the defense by the Indemnifying Party of any Third Party Claim shall not require the Indemnifying Party to agree to be liable for any Damages in respect of such Third Party Claim and shall be without prejudice to any rights or defenses of the Indemnifying Party in respect of whether the Indemnified Party is entitled to indemnification under this Article 3 for any particular Damages. Should an Indemnifying Party elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party will control such defense. If the Indemnifying Party chooses to defend any Third Party Claim, all the Parties will cooperate in the defense or prosecution of such Third Party Claim. Such cooperation will include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information reasonably relevant to such Third Party Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Vendor has assumed the defense of a Third Party Claim, neither Purchaser nor any of its Affiliates (including the Corporation) will admit any liability with respect to, consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Vendor.
3.9    Manner of Payment. Subject to, and in accordance with, the provisions of this Article 3 and the Escrow Agreement, following a Final Determination:

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(1)    Any indemnification of the Vendor’s Indemnified Parties pursuant to this Article 3 shall be delivered by the Purchaser to the applicable Vendor’s Indemnified Parties by wire transfer of immediately available funds to an account designated by the Vendor within five (5) Business Days after the determination thereof.
(2)    Any indemnification of the Purchaser’s Indemnified Parties pursuant to Section 3.2(c) shall be delivered to the Purchaser from the Escrow Account in accordance with the terms of the Escrow Agreement by wire transfer of immediately available funds to an account designated by the Purchaser within five (5) Business Days after the determination thereof.
(3)    Subject to the terms of the Escrow Agreement, on the date that is five days after the first anniversary of the date hereof, the Vendor and the Purchaser shall deliver to the Escrow Agent a joint written instruction directing the Escrow Agent to release to the Vendor the remaining portion of the Escrow Amount (including any accrued interest), less an aggregate amount equal to the total of all claims for indemnification pursuant to Section 3.2(c) that are properly asserted and pending pursuant to this Article 3 prior to such date (which aggregate amount shall be released in accordance with this Article 3).
3.10    Exclusive Remedy. From and after the Closing, the Purchaser’s Indemnified Parties’ sole and exclusive remedy against the Vendor and its Affiliates, whether in any individual, corporate or any other capacity, with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions of this Article 3 and the provisions of the Escrow Agreement. In furtherance of the foregoing, the Purchaser hereby waives and releases to the fullest extent permitted under Applicable Law, the Corporation, the Vendors and its Affiliates, whether in any individual, corporate or any other capacity, from and against any and all other rights, claims and causes of action it may have against the Corporation, the Vendor or its Affiliates relating (directly or indirectly) to the subject matter of this Agreement or the transactions contemplated hereby (including relating to any Exhibit, Schedule or document delivered hereunder), including whether arising under or based upon any Applicable Law or otherwise, other than in the case of Fraud. Except for the Purchaser pursuant to Section 1.10(2), no Person (including the Vendor and its Affiliates) shall have any obligation to fund the Escrow Account. The provisions in this Agreement relating to indemnification, and the limits imposed on the Purchaser’s Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 3.2) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Vendor hereunder. No Purchaser’s Indemnified Party may avoid the limitations on liability set forth in this Article 3 by seeking Damages for breach of contract, tort or pursuant to any other theory of liability. Nothing in this Section 3.10 shall limit the rights of the Corporation and the Vendor to seek specific performance of the other Parties’ obligations hereunder in accordance with Section 5.18.

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Article 4
COVENANTS
4.1    Preparation of Tax Returns.
(1)    Cooperation. The Vendor shall cause to be prepared and filed on a timely basis all Tax Returns for the Corporation for (i) any Pre-Closing Tax Period for which Tax Returns have not been filed as of the date hereof and (ii) for any Straddle Period for which Tax Returns are required to be prepared and filed (all Tax Returns referred to in clause (i) and (ii) above collectively being referred to herein as the “Stub Period Returns”). The Vendor and the Purchaser shall co-operate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of all Stub Period Returns and shall preserve such data and other information until the expiration of any applicable limitation period under any Applicable Law with respect to such Stub Period Returns. The Vendor shall provide to the Purchaser for its review a copy of the Stub Period Returns no later than 45 days in the case of an income Tax Return, and 15 days in the case of any other Tax Return, prior to the due date for filing such Tax Return with the appropriate Governmental Authorities. The Purchaser shall notify the Vendor in writing within 30 days in the case of an income Tax Return, and 10 days in the case of any other Tax Return, after delivery to it of a Stub Period Return if it has any comments with respect to items set forth in such Stub Period Return, including the substance of its comments. Notwithstanding the foregoing, each Stub Period Return shall, at the request of the Vendor, contain (a) a request to carry back losses, credits or other available tax attributes to such earlier taxation years or periods as are specified by the Vendor in its sole discretion, and/or (b) an election by the Corporation pursuant to subsection 256(9) of the ITA in respect of its taxation year ending immediately before the acquisition of control of it by the Purchaser.
(2)    Acknowledgement. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that for purposes of determining the items of income, gain, loss or deduction with respect to the transfer or distribution by the Corporation of the assets set forth on Schedule 4.1 (the “Transferred Assets”) prior to the Closing, the value of such Transferred Assets shall be $10,837,575.69. The Purchaser will cause the Corporation to timely remit any Taxes shown as owing on such Stub Period Returns.
(3)    Post-Closing Actions. Without the prior written consent of the Vendor, neither the Purchaser nor any of the Purchaser’s Affiliates (including the Corporation) shall (or shall cause or permit any other Person to) (i) except as provided in Section 4.1 amend, file, re-file or otherwise modify any Tax Return relating in whole or in part to the Corporation with respect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (ii) make any Tax election that has retroactive effect to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (iii) file a ruling request with any Governmental Authority that could affect the Taxes or Tax Returns of the Corporation or the Vendor for a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period, (iv) agree to waive or extend the applicable statute of limitations with respect to any Tax matter involving the Corporation that relates to any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period or (v) pursue or enter into any voluntary disclosure with any Governmental Authority regarding any Tax or Tax Returns of the Corporation for a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period.
4.2    Audit of the Corporation. The Purchaser acknowledges that the Vendor has, prior to the date hereof, engaged BKD LLP (the “Auditor”) to perform an audit of the financial statements of the Corporation of the fiscal years ending December 31, 2017 (the “2017 Audit”) and December

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31, 2018 (the “2018 Audit”) prepared in accordance with U.S. generally accepted accounting principles.  From and after the date hereof, the Vendor shall (i) continue to provide information with respect to the assets and business of the Corporation, and shall facilitate the preparation and audit of the financial statements of the Corporation for the fiscal years ending December 31, 2017 and December 31, 2018, including meeting with internal accounting and auditing personnel and external accountants and auditors and (ii) execute such customary certifications and other instruments as reasonably requested by external accountants and auditors in connection with the audit of such financial statements to the extent such certifications and other instruments relate to periods prior to the date hereof and are consistent with past practice. In furtherance of the foregoing, Purchaser shall cooperate with the Vendor, including by providing the Vendor and its Representatives full access to the books, records, supporting data, facilities and personnel of the Corporation (including the Vendor personnel responsible for accounting and finance, senior management and the Corporation’s accountants and other Representatives) for purposes of completing the 2017 Audit and 2018 Audit. The Vendor shall use its commercially reasonable best efforts to cause the Auditor to deliver the 2017 Audit and the 2018 Audit prior to the date on which Purchaser is required to file a business acquisition report in respect of the transactions contemplated hereby; provided that any delay caused by the Purchaser’s failure to provide timely information requested by the Vendor pursuant to, or other failure to comply with, this paragraph shall not be deemed a breach of the Vendor’s obligations hereunder.  All fees and expenses of the Auditor with respect to the 2017 Audit shall be borne by the Vendor and with respect to the 2018 Audit shall be borne by Purchaser.
4.3    Director and Officer Liability.
(1)    For at least six (6) years following the date hereof, the Purchaser will not, and will not permit the Corporation to, amend, repeal or modify in any manner adverse to any present (as of immediately prior to the Closing) and former officer, director, supervisory director, employee, manager, managing member, member, partner (general or limited), fiduciary or agent of the Corporation (each, an “Indemnified Person”) any provision in such Person’s certificates or articles of incorporation, articles of organization, certificate of limited partnership, operating agreement, bylaws, limited partnership agreement or similar governing documents, as applicable, or in any agreement, relating to the exculpation or indemnification of, or advancement of expenses to, any Indemnified Person as in effect immediately prior to the Closing, and the Purchaser will cause all such provisions to be observed by the Corporation, it being the intent of the Parties that any Indemnified Person will continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted under Applicable Law.
(2)    In the event that the Purchaser or the Corporation or any of the respective successors or assigns of the foregoing (i) consolidates with, merges into or amalgamates with any other Person or (ii) transfers all or substantially all of its properties or assets to any Person, then, in each case, the successors and assigns of such Persons or properties or assets, as the case may be, will, and the Purchaser and the Corporation will cause such successors to, expressly assume in writing and be bound by the obligations set forth in this Section 4.3 as a condition of succession of assignment.

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(3)    This Section 4.3 is intended to be for the benefit of each of the Indemnified Persons and may be enforced by any such Indemnified Person as if such Indemnified Person were a party to this Agreement. The obligations of the Purchaser under this Section 4.3 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 4.3 applies without the consent of such affected Person.
4.4    Access to Books and Records. From and after the Closing for a period of seven (7) years following the date hereof, (i) the Purchaser will, and will cause the Corporation to, provide the Vendor and its Representatives with reasonable access, during normal business hours, and upon reasonable advance notice, to the Books and Records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) of the Corporation with respect to periods or occurrences prior to the date hereof and reasonable access, during normal business hours, and upon reasonable advance notice, to employees, officers, advisors, accountants, offices and properties (including for the purpose of better understanding the Books and Records) of the Purchaser and the Corporation and (ii) the Vendor will provide the Purchaser and its Representatives with reasonable access, during normal business hours, and upon reasonable advance notice, to the Books and Records, including work papers, schedules, memoranda, Tax Returns, Tax schedules, Tax rulings, and other documents (for the purpose of examining and copying) of the Corporation with respect to periods or occurrences prior to the date hereof.
4.5    Conflicts. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, managers, members, officers, employees and Affiliates (including, in the case of the Purchaser after the Closing, the Corporation), that Kirkland & Ellis LLP may serve as counsel to each and any of the Vendor and its controlling Affiliates (individually and collectively, the “Vendor Group”), on the one hand, and the Corporation, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Kirkland & Ellis LLP (or any successor) may serve as counsel to the Vendor Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Vendor Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding such representation or any continued representation of the Corporation, and each of the Parties (on their own behalf and on behalf of their Affiliates (including, in the case of the Purchaser after the Closing, the Corporation)) hereby consents thereto and irrevocably waives any conflict of interest arising therefrom, and each of such Parties shall cause any Affiliate thereof to consent to irrevocably waive any conflict of interest arising from such representation. In addition, (i) all communications between any member of the Vendor Group or any of their respective Affiliates, directors, officers, employees or Representatives, on the one hand, and Kirkland & Ellis LLP, on the other hand, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Corporation (the “Protected Vendor Communications”), shall be deemed to be privileged and confidential communications, and (ii) all rights to such Protected Vendor Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by the Vendor Group.
4.6    Use of Name. Within fifteen (15) days following Closing, the Purchaser shall cause the Corporation to change its names to a name that does not constitute, contain, or bear any resemblance to “Seitel” or any other business name used by or trademark belonging to the Vendor

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or any combination, derivation, adaptation, or translation of any of the foregoing (collectively, the “Vendor Trademarks”). Following such date, the Purchaser shall not (and shall cause each of its Affiliates, including the Corporation, not to) use any business name or trademark that constitutes, contains, or bears any resemblance to any of the Vendor Trademarks in the operation of their businesses.
4.7    Tax Refunds. Any refunds or credits of Taxes (including any interest paid or credited with respect thereto, net of any Taxes paid by the Corporation on such interest) of, or with respect to, the Corporation for any Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period will be for the account of the Vendor (except to the extent such refunds or credits were reflected in A/R Schedule). The Purchaser shall promptly inform the Vendor of any such refunds or credits to which the Vendor may be entitled hereunder and shall pay to the Vendor an amount equal to the amount of any such refunds or credits within 10 days following the date such refunds or credits were paid or credited by the relevant Governmental Authority to the Corporation. Any payment made pursuant to this Section 4.7 shall constitute an increase to the Purchase Price.
4.8    Releases.
(1)    Effective upon the Closing, the Purchaser on behalf of itself, its Affiliates and the Corporation (collectively, the “Purchaser Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases the Vendor and each of its equityholders, officers, directors, members, managers, employees, agents, Representatives and Affiliates (collectively, the “Vendor Released Parties”), from any and all liabilities and obligations to such Purchaser Releasers of any kind or nature whatsoever, whether in the capacity as an equityholder of the Corporation or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Applicable Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Purchaser Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from any of the Vendor Released Parties (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).
(2)    Effective upon the Closing, the Vendor on behalf of itself, its Affiliates and each of its equityholders, officers, directors, members, managers, employees, agents, Representatives and Affiliates (collectively, the “Vendor Releasers”), hereby knowingly, willingly, irrevocably and expressly waives, acquits, remises, discharges and forever releases the Purchaser, from any and all liabilities and obligations to such Vendor Releasers of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, matured or unmatured or determined or determinable, and whether arising under any Applicable Law, contract, agreement, arrangement, commitment, undertaking or understanding, whether written or oral (other than this Agreement and any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein) or otherwise at law or in equity, and each of the Vendor Releasers hereby agrees that it will not seek to recover any amounts in connection therewith or thereunder from the Corporation (except as provided for in this Agreement or any of the other agreements executed and delivered in connection herewith, but, in each case, only to the extent set forth herein or therein).
4.9    Bonuses; Severance.

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(1)    The Purchaser shall cause the Corporation to (i) honor and maintain the bonus programs for the Employees as of the date hereof and set forth under the heading “Bonus Programs” on Schedule 2.1(20)(e) until such time as the bonuses referred to in clause (ii) are paid and (ii) pay to the Employees the bonuses such Employees have accrued under such programs (with bonuses accrued as of the Closing Date to be taken into account in determining Current Liabilities) at the end of the bonus determination period that includes the Closing Date.
(2)    The Purchaser shall cause the Corporation to (i) honor and maintain the severance policy for the Employees as of the date hereof as set forth under the heading “Employee Severance” on Schedule 4.10 until such time as the Severance Pay (as defined in Schedule 4.10) referred to in clause (ii) is paid and (ii) pay to each Employee the Severance Pay payable to such Employee upon the termination of such Employee’s employment with the Corporation in accordance with the severance policy.
4.10    Corporation Liabilities. From and after the Closing, the Purchaser shall, and shall cause its Affiliates (including the Corporation) to, use reasonable best efforts to:
(1)    sublease the property (the “Office Space”) associated with that certain Lease Agreement, made as of May 11, 2015, between Manufacturers Life Insurance Company, a body corporate, having its head office in Toronto, Canada, and having a local office at Suite 400, 550 - 6th Avenue S.W. in the City of Calgary, Province of Alberta and the Corporation for the period March 30, 2019 until November 30, 2022 in an amount equal to or greater than, on a monthly basis, 40% of the monthly lease payments and operating expenses of the Office Space;
(2)    continue to collect all fees and expenses due and payable to the Corporation pursuant to section 5.2 of that certain Seismic Data Purchase Agreement, effective February, 1999, by and between Olympic Seismic Ltd., an Alberta Corporation and AMOCO CANADA PETROLEUM COMPANY, an Alberta Corporation, and AMOCO CANADA OIL AND GAS, a general partnership carrying on business in the Province of Alberta, as in effect on the date hereof, through January 30, 2020 and shall not take any action that would be reasonably expected to result in a decrease of such fees and expenses due and payable to the Corporation; and
(3)    mitigate all costs associated with the Corporation Liabilities.
Article 5
GENERAL
5.1    Actions on Non-Business Days. If any payment is required to be made or other action (including the giving of notice) is required to be taken pursuant to this Agreement on a day which is not a Business Day, then such payment or action shall be considered to have been made or taken in compliance with this Agreement if made or taken on the next succeeding Business Day.
5.2    Currency and Payment Obligations. Except as otherwise expressly provided in this Agreement:

(a)	all dollar amounts referred to in this Agreement are stated in Canadian Dollars; and

(b)	any payment contemplated by this Agreement shall be made in cash, by wire transfer of immediately available funds.

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5.3    Calculation of Time. In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. New York, New York time on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the period shall be deemed to expire at 5:00 p.m. New York, New York time on the next succeeding Business Day.
5.4    Schedules and Exhibits. The Schedules and Exhibits listed below and attached to this Agreement are incorporated herein by reference and deemed to be part of this Agreement.
Schedules
1.0    -    Definitions and Interpretation
2.1(11)    -    Financial Statements
2.1(13)    -    Seismic Data
2.1(15)    -    Licenses and Compliance with Applicable Law
2.1(16)    -    Legal Proceedings and Orders
2.1(17)    -    Contracts
2.1(18)    -    Intellectual Property
2.1(19)    -    Environmental Matters
2.1(20)    -    Employees and Employee Benefits
2.1(28)    -    Insurance
4.10    -    Corporation Liabilities
A/R Schedule    Pre-Closing A/R
Exhibits
Exhibit A        Transition Services Agreement
Exhibit B        Escrow Agreement
Exhibit C        Sample Calculation
5.5    Expenses. Except as otherwise expressly provided herein, each Party shall be responsible for all costs and expenses (including any Taxes imposed on such expenses) incurred by it in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisers).

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5.6    Public Announcements. The Parties agree that no public release or announcement related to the transactions contemplated by this Agreement will be issued or made by or on behalf of Purchaser or Corporation, on the one hand, without the prior consent of the Vendor, or by or on behalf of the Vendor, on the other hand, without the prior consent of Purchaser, except as may be required by Applicable Law or regulation or by obligations pursuant to any listing agreement with any national securities exchange or stock market, in which case such Person required to make the release or announcement will allow Vendor or Purchaser, as applicable, reasonable time to comment on such release or announcement in advance of such issuance; provided that in any event the first public announcement with respect to the transactions contemplated by this Agreement shall be mutually acceptable to both Parties. The Parties further acknowledge and agree that the Vendor may disclose such terms and the existence of this Agreement and the transactions contemplated by this Agreement (i) to their Affiliates in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated by this Agreement to their respective limited partners and prospective limited partners in connection with their fundraising and reporting activities and (ii) to third parties that are authorized under Section 1(d) of the Transition Services Agreement.
5.7    Notices.
(1)    Mode of Giving Notice. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when personally delivered, (ii) when transmitted via facsimile device or by electronic mail (unless if transmitted after 5:00 p.m. Central time or other than on a Business Day, then on the next Business Day), (iii) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third (3rd) Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case, to the respective Party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such Party may specify by written notice to the other Party.

(a)	if to the Vendor, to:
Seitel Canada Holdings, Inc.
10811 South Westview Circle Drive
Bldg. C, #100
Houston, TX 77043
Attn: Marcia H. Kendrick
Email:
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
200 Clarendon Street
Boston, MA 02116
Attention: Neal J. Reenan, P.C. and Amanda Border
Email:

Kirkland & Ellis LLP
300 North LaSalle Street

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Chicago, IL 60654
Attention: Steve Toth
Email:

(b)	if to the Purchaser, to:

Pulse Seismic Inc.
Suite 2700, 421 – 7th Avenue S.W.
Calgary, AB T2P 4K9
Attention: Neal Coleman and Pamela Wicks
Email:

with a copy (which shall not constitute notice) to:

Burgess Energy Advisors
200, 117 – 8th Avenue S.W.
Calgary, AB T2P 1B4
Attention: Patrick W. Burgess
Email:

(2)    Change of Address. Any Party may from time to time change its address under this Section 5.7 by notice to the other Party given in the manner provided by this Section 5.7.
5.8    Time of Essence. Time shall be of the essence of this Agreement in all respects, subject to Section 1(c) of the Transition Services Agreement.
5.9    Further Assurances. Each Party shall from time to time promptly execute and deliver or cause to be executed and delivered all such further documents and instruments and shall do or cause to be done all such further acts and things in connection with this Agreement that the other Party may reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.
5.10    Entire Agreement. This Agreement, the Transition Services Agreement, the Confidentiality Agreement and the Escrow Agreement constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, (including that letter of intent between the Parties dated November 20, 2018). There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement, the Transition Services Agreement, the Confidentiality Agreement or the Escrow Agreement.
5.11    Amendment. No amendment of this Agreement shall be effective unless made in writing and signed by the Parties.
5.12    Waiver. A waiver of any default, breach or non-compliance under this Agreement shall not be effective unless in writing and signed by the Party to be bound by the waiver, and then only in the specific instance and for the specific purpose for which it has been given. No waiver shall be inferred from or implied by any failure to act or delay in acting by a Party in respect of any default,

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breach or non-observance or by anything done or omitted to be done by the other Party. The waiver by a Party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that Party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance (whether of the same or any other nature).
5.13    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
5.14    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement, and all claims and disputes arising hereunder or in connection herewith, whether purporting to sound in contract or tort, or at law or in equity, shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of Applicable Law or conflict of Applicable Law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware. The Parties hereby agree and consent to be subject to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, to the extent such court declines jurisdiction, first to any federal court, or second, to any state court, each located in Wilmington, Delaware, and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the Parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court, and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by Applicable Law. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (a) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (b) THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.
5.15    Successors and Assigns; Assignment. This Agreement shall inure to the benefit of, and be binding on, the Parties and their respective successors and permitted assigns. Neither Party may assign or transfer, whether absolutely, by way of security or otherwise, all or any part of its respective rights or obligations under this Agreement without the prior written consent of the other Party, other than to an Affiliate of such first Party.
5.16    Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties, and except as specifically provided for in Section 4.3, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
5.17    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which taken together shall be deemed to constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by

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facsimile, e-mail in pdf format or by other electronic transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.
5.18    Specific Performance. Each of Parties acknowledges and agrees that, subject to Section 1(c) of the Transition Services Agreement, the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States, Canada or in any state or province having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled pursuant hereto. Each of the Parties further agree not to raise any objections to the availability of the equitable remedy of specific performance or injunction to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement. Each of the Parties hereby waive any requirement under any Applicable Law to post a bond or other security as a prerequisite to obtaining equitable relief of any kind.
5.19    Non-Recourse. This Agreement may only be enforced against, and any claim or suit based on, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement may only be brought against, the named Parties to this Agreement and then only with respect to the specific obligations set forth herein with respect to the named Parties to this Agreement. No Person who is not a named party to this Agreement, including any past, present or future director, manager, officer, employee, incorporator, member, partner, direct or indirect equityholder, Affiliate or Representative of the Corporation, the Vendor or any of their respective Affiliates will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to the Purchaser or any other Person resulting from (nor will the Purchaser have any claim with respect to) (i) the distribution to the Purchaser or its Representatives or the Purchaser’s or its Representatives’ use of or reliance on any information, documents, projections, forecasts or other material made available to Purchaser in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement or (ii) any claim based on, in respect of or by reason of the sale and purchase of the Corporation, including any alleged non-disclosure or misrepresentations made by any such Persons or other Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each Party waives and releases all such liabilities and obligations against any such Persons. No Person who is not a named party to this Agreement, including any past, present or future director, manager, officer, employee, incorporator, member, lender, partner, direct or indirect equityholder, Affiliate or Representative of the Purchaser or any of their respective Affiliates will have or be subject to any liability or indemnification obligation (whether in contract or in tort) to the Vendor or any other Person resulting from (nor will the Vendor have any claim with respect to) any claim based on, in respect of or by reason of the sale and purchase of the Corporation or the financing thereof, including any alleged non-disclosure or misrepresentations made by any such Persons or other Persons, in each case, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise; and each Party waives and releases all such liabilities and obligations against any such Persons.
5.20    Non-Competition. For a period of three (3) years from Closing, the Vendor shall not, act directly or indirectly, alone or as a partner, consultant, agent, contractor, joint venture or shareholder

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of any entity that:
(1)    is in competition with the Business within the Provinces of Alberta, British Columbia or Saskatchewan, in Canada; or
(2)    intends to develop, license, distribute, market, lease or sell products or services within the Provinces of Alberta, British Columbia or Saskatchewan, in Canada which are in direct competition with the products or services being developed, licensed, distributed, marketed, provided or sold by the Purchaser.
[Signature page follows.]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first above written.

SEITEL CANADA HOLDINGS, INC.
By:	/s/ Richard C. Kelvin
Name: Richard C. Kelvin
Title: President

Signature page to Share Purchase Agreement

PULSE SEISMIC INC.
By:	/s/ Neal Coleman
Name: Neal Coleman
Title: President and CEO

Signature page to Share Purchase Agreement